                                  EXHIBIT 11


                 COMPUTATION OF NET INCOME PER ORDINARY SHARE

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
                                                            YEAR ENDED DECEMBER 31,
                                                       ----------------------------
                                                           1997       1996     1995
                                                           ----       ----     ----
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Number of ordinary shares
   Ordinary shares outstanding, beginning of year            7,712     7,922     8,315
   Ordinary shares repurchased                                   5       240       393
   Ordinary shares tendered                                     (1)    1,004         -
   Ordinary shares cancelled                                 1,034       603         -
                                                           =======    ======    ======
Weighted average shares outstanding during the year          6,674     7,747     8,109
                                                           =======    ======    ======
Net income                                                  $  974    $9,166    $4,687
                                                           =======    ======    ======
Earnings per share                                          $ 0.15    $ 1.18    $ 0.58
                                                           =======    ======    ======
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